Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

QMMM Holdings Limited

We hereby consent to the incorporation by reference of our report, dated September 9, 2026, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on September 9, 2026, in the Registration Statement on Form F-3 (file no. 333-290055), relating to the audit of the consolidated balance sheets of QMMM Holdings Limited (the “Company”) as of September 30, 2025, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended September 30, 2025, and the related notes.

/s/ GGF CPA LTD
PCAOB ID: 2729
Guangzhou, China
September 9, 2026